EXHIBIT 10.3

** Portions of this agreement have been omitted and filed separately with the SEC pursuant to a confidential treatment request

CONFIDENTIAL
EXECUTION VERSION

RESEARCH AGREEMENT

This Research Agreement (including all Exhibits hereto, as amended, modified or supplemented from time to time in accordance with its terms, the "Agreement"), is made and entered into on December 31, 2014 by and between Pioneer Hi-Bred International, Inc., a corporation organized and existing under the laws of the State of Iowa, with its principal place of business at 7100 NW 62nd Ave., P.O. Box 1014, Johnston, Iowa 50131, hereinafter referred to as "Pioneer", and S&W Seed Company, a corporation organized and existing under the laws of Nevada, with its principal place of business at 25552 South Butte Avenue, Five Points, California 93624, hereinafter referred to as "Researcher" (Researcher and Pioneer, each individually a "Party", and together the "Parties").

RECITALS

WHEREAS, Pioneer and Researcher are parties to that certain Asset Purchase and Sale Agreement, dated as of December 19, 2014 (the "APSA");

WHEREAS, Researcher has expertise and the facilities available to carry out the evaluation, research and development of certain varieties of alfalfa seed;

WHEREAS, Pioneer and Researcher desire that Researcher perform and provide assistance in the evaluation, research and development of certain varieties of alfalfa seed;

WHEREAS, Researcher is willing to conduct such evaluation, research and development on a fee for services basis; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the APSA.

NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is hereby agreed as follows:

SECTION 1 - DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Section 1:

1.1   "Agreement" - is defined in the preamble.

1.2   "Affiliate" - means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with such first Person, (b) any officer, director, general partner, member or trustee of such Person or (c) any Person who is an officer, director, general partner, member or trustee of any Person described in clause (a) or (b) of this sentence. For purposes of this definition, the terms "control," "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to control the management of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, an entity shall not be deemed an Affiliate of a Person if the Person does not control such entity, irrespective of whether the Person owns fifty percent (50%) or more of such entity's shares of capital stock, limited liability company interests or other equity interests. Notwithstanding the foregoing, for purposes of this Agreement no Pioneer Competitor or any entity in which a Pioneer Competitor or any of their respective Affiliates has an equity interest greater than five percent (5%) will be deemed an Affiliate of Researcher and no successors in interest to the agricultural related lines of business of a Pioneer Competitor or any of their respective Affiliates will be deemed an Affiliate of Researcher.

1.3   "APSA" - is defined in the recitals.

1.4   "Change of Control" - is defined in Section 8.3.

1.5   "Claims" - is defined in Section 6.1.

1.6   "Confidential Information" - is defined in Section 4.1.

1.7   "Consent" - means any approval, consent, ratification, waiver or other authorization, including the expiration of any required waiting period pursuant to any merger control or competition law.

1.8   "Distribution Agreement" - means the Alfalfa Distribution Agreement by and between Pioneer and Researcher dated of even date herewith.

1.9   "DuPont" - is defined in Section 11.4(d).

1.10   "DuPont Principles" - is defined in Section 11.4.

1.11   "[**]1" - means [**]2 or its Affiliates.

1.12   "Force Majeure" - is defined in Section 11.3.

1.13   "Government Agency Permit(s)" - mean permit(s) issued by Governmental Bodies for the oversight of Plant Materials. Government Agency Permits can include, but are not limited to, the following: Canadian Food Inspection Agency permits, United States Department of Agriculture permits, Environmental Protection Agency permits, Experimental Use Permits and any applicable Animal and Plant Health Inspection Service permits needed for the performance of the Services.

_________________________
1 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
2 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

1.14   "Governmental Body" - means any federal, state, local, municipal, foreign, tribal or other governmental body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

1.15   "IT Transition Services Agreement" - means the Information Technology Transition Services Agreement by and between Pioneer and Researcher dated of even date herewith.

1.16   "Legal Requirement" - means any applicable law, statute, treaty, directive, rule, code, ordinance, regulation, Order, enforcement action, decree or enforceable judicial or administrative interpretation thereof of any applicable Governmental Body.

1.17   "[**]3" - means [**]4 or its Affiliates.

1.18   "Order" - means any award, decision, injunction, judgment, order, ruling, decree, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body.

1.19   "Party" or "Parties" - is defined in the preamble.

1.20   "Person" - means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or governmental body.

1.21   "Pioneer" - is defined in the preamble.

1.22   "Pioneer Competitor" - means [**]5, or any of their respective Affiliates (or successors in interest to their agricultural-related lines of business).

1.23   "Plant Materials" - means the Seed, and all vegetative and reproductive material from the Seed, including, without limitation, plants and their progeny, stems, leaves, pollen, roots, embryos, pods, seed and any unplanted Seed.

1.24   "Production Agreement" - means the Contract Alfalfa Production Services Agreement by and between Pioneer and Researcher dated of even date herewith.

1.25   "Proprietary Information" - means all samples, information and materials, intellectual property, trade secrets provided or disclosed by or on behalf of Pioneer, [**]6 or [**]7, or their respective Affiliates or representatives to Researcher in connection with the Services performed under this Agreement. Proprietary Information includes, but is not limited to, Plant Materials, notebooks, nucleic acids, probes, markers, proteins, compounds, formulations, chemistries, products, product descriptions, code names,

_________________________
3 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
4 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
5 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
6 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
7 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

observations, measurements, plans, reagents, equipment, electronic media, prototypes, organisms, antibodies, cells, cultivars, lines, germplasm, expression vectors, DNA, RNA, hybrids, microorganisms, plants, propagating materials developed from germplasm, tissues, and any replication, derivative or modification of any such information or materials.

1.26   "Protocol" or "Protocols" - mean specific details and related information regarding the Services that are to be performed by Researcher under this Agreement, as set forth on Exhibit A, which Protocols Pioneer may supplement, amend or update at any time, in accordance with Section 3.3. Copies of such Protocols will be provided to Researcher by a Pioneer designated representative under separate cover.

1.27   "Research" - means evaluation, research and development activities, including, without limitation, trait validation, trait introgression, greenhouse and field evaluation and crossing.

1.28   "Research Payment" - means - is defined in Section 2.1.

1.29   "Research Plan" - is defined in Section 3.2.

1.30   "Research Year" - means, as applicable, (i) the period beginning on January 1, 2015 and ending on February 28, 2015, or (ii) thereafter, each period beginning on March 1 of a year and ending on the last calendar day of February of the immediately following year.

1.31   "Researcher" - is defined in the preamble.

1.32   "Results" - means all observational and raw data, information and material generated by or arising out of the performance of the Services performed by Researcher hereunder; provided that the Results shall not include any observational and raw data, information or material developed by Researcher or its Affiliate outside of its or their performance of the Services and without the use of any Seed, Plant Materials, Proprietary Information, or any other Confidential Information disclosed by Pioneer, its Affiliates or their representatives, in all events solely to the extent that such Results are not generated by or arising out of any breach by Researcher of this Agreement.

1.33   "Seed" - means all alfalfa seed tracing to breeding activities with [**]8 and [**]9, including, without limitation, genetically modified seed, provided by Pioneer, [**]10 or [**]11, or their respective Affiliates, for the performance of the Services.

1.34   "Services" - is defined in Section 3.1.

_________________________
8 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
9 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
10 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
11 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

1.35   "Stewardship Guidelines" - means the stewardship requirements documents, technology use agreements and/or stewardship product use guides or other documents, copies of which are attached hereto as Exhibit B and which Stewardship Guidelines Pioneer may supplement, amend or update at any time, in accordance with Section 3.3. In the event of conflict between the Stewardship Guidelines and the terms of this Agreement, the terms of this Agreement shall control.

1.36   "Taxes" - is defined in Section 2.2.

SECTION 2 - RESEARCH PAYMENTS

2.1   On or before (a) March 15 of 2015, (b) on March 15 of each subsequent calendar year during the term of this Agreement, and (c) within thirty (30) days following the expiration or earlier termination of this Agreement, Researcher shall deliver to Pioneer a properly prepared and accurate invoice (with reasonable supporting documentation) for the amount to be paid by Pioneer (each, a "Research Payment") for the Services provided by Researcher during the Research Year ending in such calendar year or, in the event of the expiration or earlier termination of this Agreement, for the remaining outstanding amounts due thereon, as applicable, which amount for each such Research Year or portion thereof shall be calculated in accordance with Exhibit C. Payment terms for the Services provided hereunder shall be net fifteen (15) days from Pioneer's receipt of the properly prepared and accurate invoice (with reasonable supporting documentation). All payments by Pioneer pursuant to this Agreement may be offset by Pioneer in accordance with the Production Agreement.

2.2   Each of Researcher and Pioneer shall be responsible for (and remit as prescribed by the laws of any duly constituted taxing authority with jurisdiction) any sales, use, value added, goods and services, transfer or similar taxes, or any surcharges or escheat requirements, (collectively, the "Taxes") imposed upon such Party or its Affiliates by the laws of such jurisdiction in effect at the services described herein are provided. For jurisdictions where the Taxes are imposed by statute upon Researcher, without statutory provision for recovery from Pioneer, Researcher shall bear the Taxes in full and without reimbursement. For jurisdictions where the Taxes are imposed by statute upon Pioneer, Researcher shall separately itemize the Taxes on each invoice for which the Taxes are applicable. In the alternative, Pioneer may timely provide Researcher with the required documentation to exempt Pioneer from the Taxes or to evidence Pioneer's authority to remit the Taxes directly.

2.3   Pioneer shall withhold Taxes from payments to Researcher to the extent that such Taxes are required by any duly constituted taxing authority and in no event shall Pioneer be required to "gross up" or increase any payment to Researcher for such Taxes. Pioneer shall not be responsible for (i) any taxes based upon the assets, capital, equity, gross receipts, net income or taxable margin of Researcher or its Affiliates, (ii) any penalties or interest resulting from Researcher's or its Affiliates' failure to timely pay any Taxes attributable to Researcher or, if such Taxes are imposed by applicable law upon Pioneer and remitted through Researcher, to timely notify Pioneer of such Taxes, (iii) the employer's share of any employment related taxes of any sort (including federal, state and provincial social security taxes and federal, state and provincial unemployment taxes for all employees engaged by Researcher or its Affiliates, or (iv) any other taxes or charges applicable to Researcher's or its Affiliates' actions, facilities, employees and materials used in providing the services.

2.4   The Parties acknowledge and agree that the Full Costs (as defined in Exhibit C, but excluding the 10% markup contemplated thereon) shall be deemed to be commercial expenditures on research and development by Researcher and its Affiliates for purposes of Section 2.1.2.3 of the Distribution Agreement.

SECTION 3 - PERFORMANCE OF THE SERVICES

3.1   Researcher shall, or shall cause its Affiliates to, perform the following Research activities (together, the "Services"):

  the Research activities set forth on Exhibit D;

  until July 31, 2015, the Research activities set forth on Exhibit E; and

  on and after August 1, 2015, the Research activities set forth in the applicable Research Plan.

3.2   On or before September 1, 2015, Researcher shall prepare a proposed written plan of breeding activities, crossing activities and other Research activities to be conducted by Researcher from October 1, 2015 until September 30, 2016, and on or before September 1, 2016, Researcher shall prepare a proposed written plan of breeding activities, crossing activities and other Research activities to be conducted by Researcher from October 1, 2016 until December 31, 2017 (each, a "Research Plan"). No later than September 30 of each of 2015 and 2016, as applicable, Pioneer shall (i) notify Researcher that it approves of the applicable Research Plan, or (ii) provide to Researcher any proposed revisions to such Research Plan. If within such time period Pioneer fails to notify Researcher of its approval of the Research Plan or fails to provide proposed revisions to the Research Plan, the Research Plan shall be deemed accepted. If within such time period Pioneer provides to Researcher proposed revisions to the Research Plan and Researcher does not accept such revisions, then Pioneer and Researcher shall negotiate in good faith to reach agreement on an acceptable Research Plan, and, until such time as Pioneer and Researcher reach agreement, the immediately preceding Research Plan, if applicable, shall remain in effect; provided, however, that Pioneer may specify breeding activities, crossing activities and/or other Research activities that should cease until such time as Pioneer and Researcher reach agreement. If Pioneer and Researcher are unable reach agreement on acceptable revisions to the Research Plan within thirty (30) days, then either Pioneer or Researcher may submit such dispute for resolution in accordance with the procedures set forth in Section 10. On or around January 15, 2016 and January 15, 2017, Pioneer and Researcher shall meet to review progress under the then-current Research Plan (including costs incurred by Researcher in performing the Research obligations according to such Research Plan) and to discuss any mutually agreeable proposed changes to subsequent Research Plans.

3.3   Pioneer shall provide to Researcher Protocols and Stewardship Guidelines required to perform the Services. Pioneer may supplement, amend or update the Protocols and Stewardship Guidelines (i) at any time in its reasonable discretion, or (ii) at any time if required by [**]12 or [**]13 or otherwise required under applicable Legal Requirements, in each case with prior notice to Researcher. Pioneer shall consider in good faith supplements, amendments or updates to the Protocols and Stewardship Guidelines recommended by Researcher. The Protocols and Stewardship Guidelines, as the same may be modified from time to time, will form an integral part of the Agreement and are incorporated herein by reference. Researcher shall, and shall cause its Affiliates to, cooperate reasonably with Pioneer in any efforts by Pioneer to obtain any Government Agency Permit(s) and Consents required for the performance of the Services.

3.4   Researcher shall perform the Services in strict accordance with (i) Exhibit D, (ii) the applicable Protocols, Research Plan, and Stewardship Guidelines, and (iii) all applicable Legal Requirements. Researcher shall use customary standards of skill, care and diligence in the performance of the Services. Consistent with Section 4, Researcher shall not use Seed, Proprietary Information, Plant Materials, Protocols, Research Plans, Stewardship Guidelines or any other materials provided to Researcher under the terms of this Agreement for any purpose other than in performing the Services in accordance with the terms and subject to the conditions set forth in this Agreement.

3.5   Researcher agrees to provide the staff, supplies and facilities necessary for the performance of the Services unless otherwise indicated by Pioneer. Researcher agrees to perform the Services at Researcher's Nampa, ID site, Researcher's Arlington, WI site or the Connell, WA site that is the subject of the Ground Lease among the parties dated of the even date herewith unless otherwise expressly required by the terms of Exhibit D. Researcher shall cause its applicable employees to attend any training that [**]14 or [**]15 deem necessary or advisable in furtherance of the performance of the Services.

3.6   If Researcher performs any of the Services on Pioneer's and/or Pioneer's Affiliates' property, Researcher, and any permitted subcontractor of Researcher, shall be bound by all rules and internal policies of Pioneer and Pioneer's Affiliates, including certain safety provisions that pertain to the use of Pioneer's and/or Pioneer's Affiliates' premises. Researcher may also be subject to Pioneer's and/or Pioneer's Affiliates' screening policy unless Pioneer and/or Pioneer's Affiliates waives such requirement. Except for injury or damage caused solely by the gross negligence of Pioneer, Researcher agrees to the full extent allowed by law that Pioneer and Pioneer's Affiliates shall not be liable under any circumstances for any injury or damage done to or suffered by any Researcher employee, or by any permitted subcontractor of Researcher, while on Pioneer's and/or Pioneer's

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12 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
13 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
14 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
15 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

Affiliates' premises, and Researcher shall assume all risk of such injury or damage while on Pioneer's and/or Pioneer's Affiliates' premises.

3.7   Researcher shall not subcontract the performance of the Services without the prior written consent of Pioneer. Should Researcher receive written approval from Pioneer to use a specific subcontractor for the performance of the Services, such third party subcontractor shall agree in writing to terms and conditions at least as strict as those contained in this Agreement regarding such Services, in addition to any other documentation or agreements required by Pioneer. For each Pioneer approved subcontractor used, Researcher shall promptly fax or e-mail a complete, signed copy of such agreement to Pioneer's address set forth in Section 12. Researcher shall be responsible for any and all acts or omissions of such subcontractor in the performance of the Services. Researcher shall ensure that such subcontractor adheres to the rules and regulations identified in the Protocols and Stewardship Guidelines, in strict accordance with all applicable Legal Requirements. Such subcontractors will be employees, independent contractors or agents of Researcher, and shall not be employees, independent contractors, or agents of Pioneer. Approval of a specific subcontractor creates no obligation for Pioneer to approve such subcontractor for future performance of the Services or agreements. Upon Pioneer's request, Researcher shall ship representative samples specified by Pioneer to third-party testing laboratories specified by Pioneer.

3.8   Pioneer, may, at its sole discretion, require that Plant Materials and Seed held by Researcher be immediately destroyed in a manner consistent with the Protocols and Stewardship Guidelines as well as any applicable Legal Requirements. At times mutually agreed to by the Parties or upon reasonable notice by Pioneer, Pioneer or any third-party designated by Pioneer, shall have the right to enter the land on which the Services are being conducted for the purpose of harvesting and removing the Plant Materials, monitoring the progress of the Services, inspecting the land on which the Services are being conducted, inspecting all documentation maintained by Researcher for such Services, and conducting any regulatory and environmental compliance activities Pioneer deems necessary, in its sole discretion.

3.9   In the event Researcher has any questions or concerns about the Services, Researcher shall immediately contact Pioneer's designated representative listed in the Protocols and/or Stewardship Guidelines, or any other designated representative Pioneer may identify from time to time for that purpose.

3.10   Upon completion of the Services, Researcher will cease use of the Proprietary Information and Plant Materials and will return or dispose of the Plant Materials in accordance with the applicable Protocols, Research Plan, and Stewardship Guidelines.

3.11   Subject to the terms of this Agreement and the IT Transition Services Agreement, on and after the date of this Agreement, Researcher, at its sole cost and expense, shall, and shall cause its applicable Affiliates to, use commercially reasonable efforts to obtain all information technology systems and support (whether hardware, software or otherwise) reasonably required by Researcher to perform its obligations under this Agreement upon the expiration or earlier termination of the applicable Services (as the term Services is defined in the IT Transition Services Agreement), which systems and support include, without limitation, any reasonably required systems and support provided by Pioneer pursuant to the IT Transition Services Agreement.  On and after the date of this Agreement until April 1, 2015, Pioneer shall cooperate with Researcher in Researcher's efforts to obtain such systems and support; provided, however, that in no event shall Researcher be entitled to extend any Service Term (as such term is defined in the IT Transition Services Agreement) without the prior written consent of Pioneer, which consent may be withheld by Pioneer for any or no reason in its sole and absolute discretion.

SECTION 4 - CONFIDENTIALITY AND NON-USE

4.1   For purposes of this Agreement, "Confidential Information" means (i) this Agreement and the Exhibits hereto, (ii) the Proprietary Information, (iii) the Protocols, (iv) the Research Plans, (v) the Stewardship Guidelines, and (vi) any other information disclosed by one Party or its Affiliates or their representatives to the other Party or its Affiliates or their representatives in connection with the transactions contemplated hereby and identified in writing as "confidential" or similar notation. Except as otherwise permitted by this Agreement, a Party shall not, and shall cause its Affiliates and their respective employees, consultants, agents and attorneys not to, disclose the Confidential Information of the disclosing party or its Affiliates or their representatives to any third party or use the Confidential Information except for purposes of this Agreement and the transactions contemplated hereby without the prior written permission of the disclosing party for a period of ten (10) years after the date of disclosure; provided, that the foregoing obligations of confidentiality and restricted use shall not extend to information that is: (i) already known at the time of its receipt by the receiving party, as shown by its prior written records; (ii) properly in the public domain through no fault of the receiving party; (iii) disclosed to the receiving party by a third party who may lawfully do so; or (iv) independently developed by or for the receiving party without use of the disclosing party's Confidential Information. Researcher agrees to protect the Proprietary Information from access by unauthorized third parties; provided, that, Pioneer shall not be deemed an unauthorized third party for purposes of this Agreement.

4.2   Notwithstanding the foregoing, a receiving party may disclose Confidential Information of the disclosing party required to be disclosed by applicable Legal Requirements or the rules or regulations of any U.S. or foreign securities exchange (if not subject to protection as confidential business information or otherwise protected by statute or common law privilege against disclosure); provided, however, that prior to any such disclosure, the receiving party shall use commercially reasonable efforts to (i) give the other party written notice of such requirement prior to any such disclosure and (ii) allow the other party reasonable time to take such steps as to limit such disclosure. The parties shall cooperate with one another in the good faith making or assertion of any available defense or privilege relating to the disclosure of the Confidential Information.

4.3   Notwithstanding the foregoing, a receiving party may disclose Confidential Information to its Affiliates, and their respective officers, directors, employees, consultants, agents and attorneys having a need to know for the purposes of consummating the transactions contemplated hereby and who are subject to a confidentiality agreement or obligation covering such information.

4.4   Notwithstanding anything to the contrary contained in this Section 4, each Party agrees that it shall, and shall cause its Affiliates and their respective officers, directors, employees, consultants, agents and attorneys to, (i) take reasonable measures to protect the secrecy, and avoid disclosure, except as expressly permitted by this Section 4, and unauthorized use, of the Confidential Information of the other Party and its Affiliates and (ii) with respect to the Confidential Information of the other Party and its Affiliates, take at least those measures that it takes to protect its own confidential information of a similar nature, but in no case less than reasonable care.

4.5   Unless Pioneer gives its consent in writing, Researcher will not perform the following actions (i) except in accordance with the Research obligations set forth on Exhibit E or the then-current Research Plan (and then, only in accordance with the applicable Protocols and Stewardship Guidelines), or (ii) unless otherwise expressly required by Exhibit D (and then, only in accordance with the applicable Protocols and Stewardship Guidelines):

  propagate or increase Plant Materials except as specifically provided in the Protocol;

  breed with or make crosses or backcrosses with Plant Materials;

  multiply or genetically combine Plant Materials with any other plant germplasm or seed treatments;

  subject any Plant Materials to laboratory techniques (including mutagenesis) to product new variants;

  characterize, analyze, isolate, sequence or otherwise reverse engineer any genetic, protein, or metabolic components of Plant Materials including, but not limited to, nucleic acid analysis, proteomics or metabolomics;

  sequence, analyze, isolate, modify or cause to be sequenced, analyzed, isolated or modified the Plant Materials, and/or any seed treatment compounds found in the Seed;

  conduct genetic analysis on the Plant Materials, including, without limitation, molecularly characterize, isolate or modify or use any genetic component of the Plant Materials;

  chemically or genetically modify the Plant Materials or otherwise alter its composition;

  conduct biotechnology processes including, but not limited, to tissue culturing, mutagenesis or transformation with Plant Materials; or

  introduce additional transgenes into the Plant Materials.

4.6   Unless in accordance with the Transaction Documents or as authorized under any other agreement between the Parties, Researcher shall prevent Plant Materials or components thereof from entering any commercial grain stream, food, food products, feed or feed products and shall not sell, give, transfer or distribute Proprietary Information, Plant Materials and/or Results to any third party for any reason in accordance with Section 4.1. Proprietary Information, Plant Materials and/or Results will be used solely by Researcher for its performance of the Services. Additionally, Researcher shall use Proprietary Information and Plant Materials and/or Results in compliance with the Stewardship Guidelines as well as all applicable Legal Requirements, including without limitation, those pertaining to: (i) the transport of Proprietary Information; (ii) the protection of the environment; (iii) the handling of Plant Materials; (v) the performance of the Services; and (vi) the disposition of Plant Materials remaining after the performance of the Service.

4.7   Researcher shall not export, directly or indirectly, any Proprietary Information to any country for which the United States government or any agency thereof at the time of export requires an export license or other approval, without first obtaining Pioneer's explicit written permission and securing such license or approval, when required by applicable United States Legal Requirements. Accordingly, Researcher shall not release Plant Materials in any manner that would result in the export outside the United States without first obtaining Pioneer's written permission.

4.8   Researcher shall not, without Pioneer's prior written consent, release, transport, import, export, sell or otherwise transfer Proprietary Information, including, but not limited to, the Plant Materials or the Results, outside the country in which the applicable Services are undertaken or in conflict with applicable Government Agency Permits. Researcher shall not undertake nor permit any third party to undertake any research, development or breeding activity of any nature on Plant Materials other than as expressly permitted by Pioneer.

SECTION 5 - RIGHTS

5.1   Results shall be supplied to Pioneer, or to any other entity as specified by Pioneer, promptly on completion of the corresponding Services, and/or as otherwise agreed in the Protocols. Pioneer shall have the right to (i) use and disclose the Results for any research or commercial purpose and (ii) use, disclose and assign the Results pursuant to the terms of the Agreements specified in Exhibit F.

5.2   RESEARCHER SHALL NOT PLACE ANY LIEN OR CLAIM AGAINST THE PLANT MATERIALS OR RESULTS AND SHALL NOT ALLOW ANY LIEN OR CLAIM TO BE PLACED THEREON BY ANY THIRD PARTY. IN THE EVENT OF A BREACH OF THIS SECTION 5.2, RESEARCHER SHALL IMMEDIATELY (I) NOTIFY PIONEER OF SUCH LIEN OF CLAIM AND (II) REMEDY SUCH LIEN OR CLAIM.

5.3   Researcher shall not file any patent application(s) related to the Results and Plant Materials or any genetic material contained therein nor uses thereof. For the purpose of protecting Pioneer's, [**]16 or [**]17 interest in the Proprietary Information and/or

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16 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
17 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

Pioneer's, [**]18 or [**]19 interest in the Results, if, (i) solely as a result of the Services, Researcher conceives, makes or develops any inventions or discovery (patentable or not) during the term of this Agreement in connection with Researcher's performance of its obligations under this Agreement, or (ii) required pursuant to the terms of any of the agreements identified in Exhibit F, Researcher will: (a) give notice to Pioneer of any inventions or discovery (patentable or not) during the term of this Agreement in connection with Researcher's performance of its obligations under this Agreement; (b) obtain written acknowledgement from its employees, subcontractors and agents that they assign to Researcher all ownership rights in said inventions; (c) assign to Pioneer, [**]20 and/or [**]21, as applicable, all of Researcher's rights therein; and (d) execute any necessary papers and otherwise reasonably cooperate with Pioneer, [**]22 and/or [**]23, as applicable, in the securing of patents or other intellectual property rights on such inventions.

5.4   Plant Materials are proprietary to Pioneer. Plant Materials may be protected by a variety of intellectual property rights including PVP certificates, trade secrets, non-use obligations and patents. A conditional limited right is created under this intellectual property granted by this Agreement to solely perform the Services. No other right or license of any kind is granted nor is to be implied under this Agreement, except to the extent reasonably necessary for the performance of the Services hereunder. Additionally, Proprietary Information may contain a third party technology to which no rights are granted. Nothing in this Agreement shall be construed to require Researcher and Pioneer to enter into any future business or technical relationship or understanding, nor shall this Agreement be construed in any way as any commitment to Researcher with respect to the Plant Materials beyond the Services set forth in this Agreement.

SECTION 6 - INDEMNIFICATION

6.1   Researcher will defend, indemnify, protect and hold harmless Pioneer, its Affiliates and their respective executives, officers, directors, stockholders, representatives, employees, agents, parent companies, and subsidiaries from and against any and all demands, actions, recalls, claims, obligations, causes of action, complaints, lawsuits and legal or other similar proceedings ("Claims") and any judgments, penalties, fines, settlements, losses, liabilities, damages and costs (including attorney's fees) resulting from any Claims to the extent Claims arise out of or are related to (i) a breach by Researcher or its Affiliates of this Agreement (including, without limitation, any failure by Researcher or its Affiliates to perform or comply with the Stewardship Guidelines or Exhibit D), or (ii) a breach by Pioneer of any agreement set forth on Exhibit F, which breach arises out of any breach, action or omission by Researcher or its Affiliates under the terms of this Agreement.

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18 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
19 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
20 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
21 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
22 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
23 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

6.2   Pioneer shall defend, indemnify, protect and hold harmless Researcher, its Affiliates and their respective executives, officers, directors, stockholders, representatives, employees, agents, parent companies, and subsidiaries from and against any and all Claims and any judgments, penalties, fines, settlements, losses, liabilities, damages and costs (including attorney's fees) resulting from any Claims to the extent such Claims arise out of or are related to a breach by Pioneer or its Affiliates of this Agreement.

6.3   THE LIABILITY OF EACH PARTY UNDER THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DAMAGES AND IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING LOST PROFITS (OTHER THAN, FOR THE AVOIDANCE OF DOUBT, LOST PROFITS THAT WOULD CONSTITUTE GENERAL, DIRECT DAMAGES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OTHER THAN FOR SUCH DAMAGES OR LOST PROFITS ACTUALLY INCURRED BY SUCH PARTY PURSUANT TO A THIRD- PARTY CLAIM. NEITHER PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE AMOUNT OF THE AMOUNTS PAID BY OR TO IT HEREUNDER DURING THE TWELVE MONTH PERIOD PROCEEDING THE DATE SUCH CLAIM, DEMAND OR ACTION ARISES (OR IN THE CASE OF CLAIMS, DEMANDS OR ACTIONS ARISING PRIOR TO THE FIRST ANNIVERSARY OF THE EFFECTIVE DATE, DURING THE TWELVE MONTH PERIOD FOLLOWING THE EFFECTIVE DATE), PROVIDED THAT THE FOREGOING LIMITATION ON DAMAGES SHALL NOT APPLY TO (I) LOSSES OR DAMAGES ACTUALLY INCURRED BY SUCH PARTY PURSUANT TO A THIRD-PARTY CLAIM (ANY CLAIM BY [**]24 OR [**]25), (II) CLAIMS, DEMANDS OR ACTIONS ARISING OUT OF OR RELATING TO INFRINGEMENT OR ALLEGED INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD-PARTY, OR (III) LOSSES OR DAMAGES ARISING OUT OF OR RELATING TO A BREACH OF SECTION 2.

SECTION 7 - WARRANTIES AND LIMITATIONS

7.1 Each party represents and warrants to the other party that (i) it has the requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder, and (ii) its execution, delivery and performance of this Agreement will not result in a violation or breach of, or constitute (with or without due notice or lapse of time

_________________________
24 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
25 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any license, contract, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its properties or assets may be bound.

7.2   Pioneer represents and warrants that Researchers' performance of the Services, to the extent performed strictly in accordance with the terms of this Agreement (including, without limitation, in accordance with all Stewardship Guidelines and Exhibit D) as contemplated under this Agreement, will not infringe any third party's intellectual property rights.

7.3   EXCEPT AS SET FORTH IN SECTIONS 7.1 AND 7.2, PIONEER MAKES NO REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AS TO ANY MATTER, WHATSOEVER, INCLUDING, BUT NOT LIMITED TO (i) AS TO THE VALIDITY OR ACCURACY OF INFORMATION PROVIDED BY PIONEER, (ii) AS TO WHETHER THE SERVICES WILL NOT RESULT IN SAFETY OR HEALTH HAZARDS TO RESEARCHER'S EMPLOYEES OR REPRESENTATIVES, (iii) THAT THE EXERCISE OF THE RIGHTS GRANTED BY PIONEER UNDER ANY AGREEMENT DO NOT INFRINGE PATENTS OR ANY OTHER RIGHTS OF ANY THIRD PARTY, AND (v) PIONEER MAINTAINING OR ENFORCING ITS RIGHTS UNDER PIONEER'S PROPRIETARY INFORMATION.

7.4   EXCEPT AS PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, CONDITIONS, CLAIMS OR REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE SUBJECT MATTER HEREOF (OTHER THAN WITH RESPECT TO THE ACCURACY OF REPORTS RESEARCHER PROVIDES WITH RESPECT TO THE RESULTS), INCLUDING, WITHOUT LIMITATION, IMPLIED CONDITIONS OR WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE.

SECTION 8 - TERM AND TERMINATION

8.1   This Agreement shall be effective as of the date first written above and, unless terminated as set forth below in Section 8.2 or Section 8.3, shall continue until the earlier of (i) the execution and closing under the Second APSA (as such term is defined in the APSA) or December 31, 2017.

8.2   Notwithstanding the provisions of Section 8.1:

  Either Party shall have the right to terminate this Agreement by giving sixty (60) days written notice to the other Party in the event of any material breach of this

  Agreement by the other party (which notice shall provide reasonable detail of such breach by the other party) and a failure to cure such breach within such sixty (60) day period.

  Either Party shall have the right to terminate this Agreement immediately by giving written notice to the other Party if the other Party shall be adjudicated a bankrupt or make an arrangement for the benefit of creditors, or bankruptcy, insolvency, reorganization, arrangement, debt adjustment, receivership, liquidation or dissolution proceedings shall be instituted by or against the other Party and, if instituted adversely, the other Party consents to the same or admits in writing the material allegations thereof or said proceedings shall remain undismissed for ninety (90) days.

  Pioneer shall have the right to terminate this Agreement immediately by giving written notice to Research in the event of a termination of any agreement listed on Exhibit F.

  Pioneer shall have the right to terminate this Agreement immediately upon delivery of written notice to Researcher if Researcher ceases to be compliant with any of the Stewardship Policies, or in the event that Pioneer shall receive written notice from [**]26 or [**]27 stating that Researcher ceases to be compliant with any of the Stewardship Policies.

8.3   Notwithstanding the provisions of Section 8.1, a Party may terminate this Agreement in the event of any one or more of the following (each, a "Change of Control"):

  a direct or indirect sale, exchange, or other transfer of more than fifty percent (50%) of the outstanding equity of the other Party (whether by the issues or sale of equity, merger, consolidation or otherwise); or

  if an encumberer takes possession of all or a substantial part of the business used in the business of the such other Party's performance of its obligations hereunder or if a distress or execution or any similar process is levied or enforced against such other Party and remains unsatisfied for a period of sixty (60) calendar days.

Each Party that experiences a Change of Control shall provide written notice to the other Party of such Change of Control. A Party terminating the Agreement pursuant to this Section 8.3 shall deliver written notice of termination no later than ten (10) business days following such Party's receipt of written notice of the applicable Change of Control; provided, however, that if written notice of any Change of Control is not timely provided to the other party, such party may nevertheless deliver written notice of termination.

8.4   Upon expiration or termination of this Agreement, all rights and obligations under this Agreement shall become null, void and ineffective, except that the rights and obligations

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26 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
27 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

of either Party that have accrued shall not be affected thereby. Notwithstanding anything contained in this Agreement to the contrary, the Parties' rights and obligations under this Section 8 and Sections 2, 4, 5, 6, 7, 8, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement.

8.5   Neither termination of the Services, nor termination or expiration of this Agreement, shall relieve the Parties of any obligation with respect to Confidential Information or Results developed prior to either termination or expiration and shall not modify the ownership rights in Proprietary Information, Plant Materials and/or Results. Additionally, neither termination of the Services, nor termination or expiration of this Agreement shall relieve Researcher of any regulatory and environmental compliance obligations such as those outlined in the Protocols or Stewardship Guidelines. Pioneer will be obligated to pay for only those Services performed and expenses incurred in compliance with applicable Protocols, Research Plans, and Stewardship Guidelines. Upon notice of termination of this Agreement, Researcher shall use all reasonable efforts to discontinue the ongoing Services and minimize any additional costs to Pioneer unless otherwise specifically agreed to in writing by the Parties.

8.6   Any remaining Plant Materials specifically related to terminated Services, and all remaining Plant Materials upon termination or expiration of this Agreement shall be destroyed or returned at Pioneer's request in accordance with the applicable procedures found in the Protocols and Stewardship Guidelines. Researcher shall provide written confirmation to Pioneer of the destruction. If Researcher has any questions regarding the disposition of Plant Materials, Researcher shall promptly contact the designated Pioneer representative.

8.7   At Pioneer's request, and following payment of all amounts payable to Research (provided that Researcher has promptly delivered an invoice in accordance with the terms hereof), Researcher will return any remaining Proprietary Information and/or Results to Pioneer. Upon the expiration or earlier giving of any notice of termination of this Agreement, Researcher shall immediately (i) cease use of Proprietary Information and (ii) deliver Proprietary Information and/or Results to Pioneer.

SECTION 9 - ASSIGNABILITY

9.1 Neither Party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other Party; provided , however, that no consent shall be required if this Agreement is assigned by Pioneer to an Affiliate or in connection with the sale, transfer or assignment of all or substantially all of the Party' s business or assets and such Affiliate or purchaser, transferee or assignee shall have agreed, in a writing reasonably acceptable to Researcher, to be bound by the terms of this Agreement and to assume Pioneer' s obligations hereunder, and (ii) no consent from Pioneer shall be required if this Agreement is assigned by Researcher to an Affiliate that is wholly-owned by Researcher if (a) such Affiliate shall have agreed, in a writing reasonably acceptable to Pioneer, to be bound by the terms of this Agreement and to assume Researcher's obligations hereunder, (b) Researcher shall have executed and delivered to Pioneer a guaranty in substantially the same form as the Guaranty (as defined in the APSA), pursuant to which Researcher shall guaranty all of the obligations of such wholly-owned Affiliate under this Agreement, and (b) [**]28 and [**]29 shall have given their prior written consent to such assignment and to the continuation of the transactions contemplated by this Agreement in accordance with the terms herein, in form and substance acceptable to Pioneer. Any attempted assignment in violation of this Section 9.1 shall be void.

SECTION 10 - GOVERNING LAW; DISPUTES

10.1   Any dispute between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the Parties fail to agree, shall, upon the written request of a Party, be referred to designated senior management representatives of the Parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

10.2   If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources (hereinafter referred to as "CPR") Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the Parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the Parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each Party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection. If the Parties have difficulty finding suitable arbitrators, the Parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Des Moines, Iowa. The arbitrators shall apply the substantive law of the State of Iowa, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the Parties. Discovery shall be allowed in any form agreed to by the Parties, provided that if the Parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each Party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each Party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each Party shall be responsible for and shall pay for the costs and expenses incurred by such Party in connection with any such arbitration; provided, however, that all filing and arbitrators' fees shall be borne fifty percent (50%) by PHI and fifty percent (50%) by Researcher. Each Party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to

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28 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
29 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

any such arbitration in accordance with and at its address set forth in Section 12 (as such address may be updated from time to time in accordance with the terms of Section 12). Any arbitration contemplated by this Section 10 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable Party in accordance with and at the address set forth in Section 12 (as such address may be updated from time to time in accordance with the terms of Section 12) and such demand letter shall state the amount of relief sought by the Party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

10.3   All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the Parties to each other or to the arbitration panel in connection with this Section 10 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other proceedings except as may be required by applicable law.

10.4   This Agreement shall be governed by the substantive laws of the State of Iowa, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Des Moines, Iowa shall have exclusive jurisdiction over any proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement or the transactions contemplated hereby. The Parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts' process upon them with respect to any such proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested in accordance with and at its address set forth in Section 12 (as such address may be updated from time to time in accordance with the terms of Section 12).

10.5   The Parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm's-length negotiation between the Parties.

10.6   Notwithstanding the foregoing, either Party to this Agreement may seek, in the State or Federal courts in the City of Des Moines, Iowa, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the Parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 10.6 and, by doing so, such Party does not waive any right or remedy available under this Agreement.

SECTION 11 - GENERAL PROVISIONS

11.1   Relationship of the Parties. Neither Party to this Agreement shall have any authority to employ any person as an employee or agent for or on behalf of the other Party or any purpose, and neither Party to this Agreement, nor any third party performing any duties or engaging in any work at the request of such Party, shall be deemed to be an employee or agent of the other Party to this Agreement.

11.2   Names and Trademarks. Researcher and Pioneer shall not use the other's name or trademarks in any advertising, publicity, or news release related to this Agreement and its subject matter. No item bearing any trademark of Pioneer may be sold to anyone other than Pioneer or its designated agents.

11.3   Force Majeure. The failure or delay of either Party to perform any obligation under this Agreement by reason of acts of God, adverse weather conditions (either from the perspective of agricultural production of seed or its shipment by sea/air), epidemics, acts of civil or military authority, civil disturbance, war, strikes or other labor disputes or disturbances, fire, transportation contingencies, shortage of facilities, fuel, energy, labor or materials, or laws, regulations, acts or orders of any governmental agency or official thereof, other catastrophes, or any other circumstance beyond its reasonable control ("Force Majeure") shall not be deemed to be a breach of this Agreement so long as the Party so prevented from complying with this Agreement shall have used its commercially reasonable efforts to avoid such Force Majeure or to ameliorate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such default or breach, performance of the obligations shall be deferred until the Force Majeure ceases.

11.4   Pioneer Core Values - Child and Forced Labor and Human Trafficking Prohibition.

  Pioneer will not tolerate the use of child or forced labor, slavery or human trafficking in any of its global operations and facilities. Pioneer will not tolerate the exploitation of children, their engagement in unacceptable hazardous work, or the trafficking, physical punishment, abuse, or involuntary servitude of any worker. Pioneer expects its suppliers and contractors with whom it does business to uphold the same standards.

  Researcher certifies that it is fully aware of the DuPont Principles on Child and Forced Labor and Human Trafficking (the "DuPont Principles") available under Respect for People at http://www.pioneer.com/home/site/about/business/commitment/. Researcher certifies that it does not and will not employ, directly or indirectly or through a subcontractor, any person to perform services, provide product, or manufacture or supply material for Pioneer who is under sixteen (16) years of age, or eighteen (18) years of age in the case of hazardous services, in a manner contravening the DuPont Principles or in violation of any relevant laws or regulations.

  Researcher certifies that the workers it uses, and will use, to produce product, provide services, or manufacture or supply material are present voluntarily. Researcher certifies that it and its suppliers of goods and services do not and will not knowingly use prison, slave, human trafficked or forced labor in contravention of the DuPont Principles or relevant laws and regulations.

  Researcher understands that these certifications and undertakings are essential to the Agreement. Researcher agrees to indemnify Pioneer and its parent Pioneer, E. I. du Pont de Nemours and Company ("DuPont"), and hold Pioneer and DuPont harmless with respect to any violation of relevant laws and regulations, or for any liability arising from the contravention of the DuPont Principles, or non-compliance with this Section 11.4 by Researcher. Researcher also agrees that, in the event that Pioneer determines that a violation of this Section 11.4 has occurred, Pioneer shall notify Researcher and Researcher shall immediately remedy the violation. In the event that Pioneer determines that Researcher has not remedied the violation, then Pioneer may terminate the Agreement immediately, and such termination shall be with cause.

11.5   Except as otherwise expressly stated in this Agreement, the rights and remedies of a Party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved Party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

11.6   Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Researcher or Pioneer in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Researcher or Pioneer of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

11.7   Severability. If any provision hereof is found invalid or unenforceable pursuant to any executive, legislative, judicial or other decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms, unless either Party deems the invalid or unenforceable provisions to be essential to this Agreement, in which case such Party may terminate this Agreement, effective immediately, upon written notice to the other Party.

11.8   Third Party Benefits. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any Party hereto to, any person or entity other than the Parties hereto.

11.9   Entire Agreement. This writing (together with the APSA and the Transaction Documents, as such term is defined in the APSA) contains the entire agreement between the Parties superseding any prior agreements dealing with the subject matter hereof. No modification of this Agreement shall be effective unless it is in writing, signed by the parties.

11.10   Counterparts. This Agreement may be executed in any number of counterparts (including via facsimile or portable document format (PDF)), each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

11.11   Books and Records; Audit. Researcher shall maintain, and shall cause each of its Affiliates and permitted subcontractors and sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement, which records shall contain sufficient information to permit Pioneer, [**]30 and [**]31, together with their representatives (comprised of at least one person certified as a public accountant in at least one jurisdiction in the United States, selected from a nationally recognized third party accountant firm by the auditing party and reasonably acceptable to the party being audited) to confirm the accuracy of any reports, breeding activities, stewardship compliance, seed production efforts, seed quality levels, field trials, plantings, or any other activities contemplated herein and/or payments developed or pursued by Researcher, its Affiliates or permitted subcontractors in alfalfa pursuant to the terms of this Agreement. Researcher shall retain and make available, and shall cause each of its Affiliates and permitted subcontractors and sublicensees to retain and make available, such records for at least four (4) years following the end of the calendar year to which they pertain, to such auditing party's representatives upon at least fifteen (15) days' advance written notice, for inspection during normal business hours, to verify any reports and payments made under this Agreement. Prior to any such inspection, such auditing party's representatives shall be required to sign a reasonable non-disclosure and non-use agreement with the party being audited to protect the confidential information of the party being audited.

SECTION 12 - NOTICES

All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, in which case such notice shall be deemed received upon delivery, or sent by prepaid air courier of internationally recognized repute, in which case such notice shall be deemed received upon receipt of confirmation of transmission of the telefax to the Parties at the following address, or to such other address as may be designated by written notice given by either Party to the other Party:

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30 Omitted and filed separately with the SEC pursuant to a confidential treatment request.
31 Omitted and filed separately with the SEC pursuant to a confidential treatment request.

If to Pioneer:

PIONEER HI-BRED INTERNATIONAL, INC.
Attention: General Counsel
DuPont Pioneer
7250 N.W. 62nd Ave.
P.O. Box 1014
Johnston, IA 50131-1014
Fax: (515) 535-4844

If to Researcher:

S&W SEED COMPANY
Attention: Chief Financial Officer
1974 N. Gateway Blvd., Suite 104
Fresno, CA 93727
Fax: (559) 255-5457

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

S&W Seed Company (Researcher)	Pioneer Hi-Bred International (Pioneer)
By __________________________________	By ___________________________________
Name:	Name:
Title:	Title:

[Signature Page for Research Agreement]